Exhibit 10-4

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT ("Agreement"), effective as of August 30,  2011 ("Effective Date"), by and between VGTEL, INC., a New York corporation, with an office at 400 Rella Blvd., Montebello NY 10901 ("Company"), and PETER W. SHAFRAN, with an address at 47 Jefferson Avenue, Hastings-on-Hudson, NY 10706 ("Executive").

WHEREAS, the parties hereto desire to enter into this Agreement to define and set forth the terms and conditions of Executive’s employment by/with Company;
           WHEREAS, Executive is willing to accept such employment and perform services for Company, on the terms and conditions hereinafter set forth.
NOW, THEREFORE, that in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the parties agree as follows:

           1.           Duties and Scope of Employment.    Company shall employ Executive in the position of Chief Executive Officer, with such duties and responsibilities including but not limited to the oversight and management of company’s business/management, and other matters as agreed by Company and Executive.
2.           Term of Employment.  This Agreement shall commence on the Effective Date and shall continue until the earliest of: (a) One (1) year from the Effective Date, or, (b) until such times as notice of termination of this Agreement is given in writing by either Company or Executive to the other, the notice and termination as pursuant to this Agreement (the "Employment Period(s)").
           3.           Executive's Compensation and Benefits.
                      (a)           Base Salary.  Company shall pay base salaries to Executive as follows: (i) $60,000.00 per year.  The base salary(ies) shall be payable monthly in arrears or at such other intervals as other employees are paid by Company.  Such salaries may be further increased from to time, in the sole discretion of the Company.  Any payment of salary shall be deferred for ninety (90) days form the Effective date.
                      (b)           Benefits.  During employment, Executive shall be entitled participate in and receive all benefits under Company's executive benefits plan that are generally made available to all senior executives of Company on terms at least as favorable as those offered to other senior executives of the Company.
                      (c)           Vacation.  Executive shall be entitled to three (3) weeks paid vacation time during each year of this Agreement, at a time approved in advance, which approval shall not be unreasonably withheld but shall take into account the staffing requirements of Company and the need for the timely performance of the Executive's responsibilities.  Executive shall be permitted to carry over unused vacation time from one year to another.
                      (d)           Expenses.  Company shall reimburse Executive for all reasonable business and travel expenses actually incurred by or paid by Executive in the performance of duties and services on behalf of Company, in accordance with Company's expense reimbursement policy as in effect from time to time.  For all such expenses Executive shall furnish to Company appropriate supporting documentation in respect of which Executive seeks reimbursement, when and where applicable.  Additionally, Company shall provide Executive with a corporate credit card for all business, travel and related reimbursements.
(e)           Rights Upon Termination.  Upon the termination of employment, Executive shall be entitled to the compensation and benefits earned and the reimbursements described in this Agreement for the period preceding the effective date of the termination.
           5.           Notices.   (a)                      All notices required or permitted to be given under the provisions of this Agreement shall be in writing and delivered personally, by certified or registered mail, return receipt requested, postage prepaid, or by overnight courier, to the parties at the following addresses listed above, or to such other persons at such other addresses as any party may, in the future, request by notice in writing to the other party to this Agreement.
           6.           Successors and Assigns.   Any successor of Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of Company's business and/or assets, shall assume the obligations under this Agreement and agrees expressly to perform the obligations under this Agreement in the same manner and to the same extent as Company would be required to perform such obligations in the absence of such a succession.
           7.           Severability.   If any provision of this Agreement is declared or found to be illegal, unenforceable, or void, in whole or in part, then both parties shall be relieved of all obligations arising under such provision, but only to the extent such provision is illegal, unenforceable, or void, it being the intent and agreement of the parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent or, if such is not possible, by substituting therefore another provision that is legal and enforceable and achieves the same objectives. The foregoing notwithstanding, if the remainder of this Agreement shall not be affected by such declaration or finding and is capable of substantial performance, then each provision not so affected shall be enforced to the extent permitted by law.
           8.           Entire Agreement; Integration  This Agreement, intended by the parties to be the final expression of their Agreement with respect to the employment of Executive by Company and supersedes all other prior or contemporaneous agreements, employment contracts, and understandings, both written and oral, express or implied, with respect to the subject matter of this Agreement.
           9.           Unauthorized Disclosure.    During the period of his employment hereunder, the Executive shall not, without the prior written consent of the Company, disclose to any person, other than a person to whom disclosure is necessary or appropriate in connection with the performance by the Executive of his duties as an executive of the Company, services, improvements, designs, methodologies, processes, customers, methods of marketing or distribution, systems, procedures, plans, proposals, or policies, the disclosure of which he knows, or should have reason to know, could be damaging to the Company.  Following the termination of employment hereunder, the Executive shall not disclose any confidential information of the type described above except as may be required by order of court in connection with any judicial or administrative proceeding or inquiry; provided, however, nothing contained in this Section 9 shall apply to any knowledge or information that (1) is generally available to the public or becomes generally available to the public other than as a result of a disclosure in violation hereof by Executive, (2) prior to its disclosure, was available to Executive prior to his association with the Company or (3) becomes available to Executive from a source other than the Company.
10.           Amendments; Modifications.   This Agreement may be amended only by the written agreement of the parties hereto. No provisions of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing signed by Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
           11.           Choice of Law.  The formation, construction, and performance of this Agreement shall be construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law.
           12.           Joint Construction.    The drafting and negotiation of this Agreement has been participated in by each of the parties hereto, and for all purposes, therefore, this Agreement shall be deemed to have been drafted jointly by each of the parties and any rule of construction concerning ambiguous terms being construed against the drafting party shall not be in effect.
           13.           Withholding of Taxes.   Company may withhold from any amounts payable under this Agreement all federal, state, city, and other taxes as shall be required pursuant to any law or government regulation or ruling.
14.           Further Action.  The parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of this Agreement.
           15.           Indemnification.  The Company shall indemnify Executive to the maximum extent permitted by applicable law and the Company’s Bylaws with respect to Executive’s service and Executive, both as Chief Executive Officer and as Director, shall also be covered under a directors and officers liability insurance policy paid for by the Company to the extent that the Company maintains such a liability insurance policy now or in the future.
16.           Counterparts.   This Agreement may be executed in two or more counterparts, each of which will be deemed an original.

IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the day and year first above written.

VGTEL, INC.

By: /s/ Bruce Minsky
Name:
Title:

By /s/ Peter W. Shafran

PETER W. SHAFRAN, Individual